Exhibit 99.2
CLARENDON NATIONAL INSURANCE COMPANY AND SUBSIDIARIES
Unaudited Condensed Combined Consolidated Balance Sheet
As of June 30, 2011
(Expressed in thousands of U.S. dollars)

June 30, 2011
Assets

Total investments	$806,909
Cash and cash equivalents	6,227
Reinsurance balances receivable	1,173,076
Other assets	4,139

Total Assets	$1,990,351

Liabilities

Losses and loss adjustment expenses	$1,677,245
Reinsurance balances payable	18,199
Funds withheld	26,277
Other liabilities	7,900

Total Liabilities	1,729,621

Shareholders’ Equity

Share capital	4,800
Additional paid-in capital	736,128
Retained earnings	(480,198)

Total Shareholders’ Equity	260,730

Total Liabilities and Shareholders’ Equity	$1,990,351

Exhibit 99.2
CLARENDON NATIONAL INSURANCE COMPANY AND SUBSIDIARIES
Unaudited Condensed Combined Consolidated Statements of Earnings
For the Six Months Ended June 30, 2011 and 2010
(Expressed in thousands of U.S. dollars)

	2011	2010
Income

Net investment income	$5,893	$9,183
Net realized and unrealized gains (losses)	3,827	(187)

	9,720	8,996

Expenses

Net reduction in ultimate loss and loss adjustment expense liabilities	12,163	(193,738)
Salaries and benefits	7,885	8,532
General and administrative expenses	21,715	5,027
Interest expense	1,035	(649)

	42,798	(180,828)

(Loss) earnings before income taxes	(33,078)	189,824

Income taxes	(627)	(477)

Net (loss) earnings	$(33,705)	$189,347

Exhibit 99.2
CLARENDON NATIONAL INSURANCE COMPANY AND SUBSIDIARIES
Unaudited Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2011 and 2010
(Expressed in thousands of U.S. dollars)

	2011	2010
Cash (used in) from operating activities:
Net (loss) earnings	$(33,705)	$189,347
Adjustments to reconcile net (loss) earnings to net cash from operating activities:
Depreciation and write-off of fixed assets	5,308	(17)
Deferred gain on retroactive reinsurance	—	(205,176)

Changes in:
Accrued investment income	203	(145)
Other assets	19,676	(3)
Unpaid loss and loss adjustment expenses, net of reinsurance	(28,778)	247,628
Other liabilities	(9,113)	(1,559)
Federal income tax payable / receivable	997	40
Funds held from reinsurers	4,095	(4,962)

Net cash (used in) from operating activities	(41,317)	225,154

Cash from (used in) investing activities:
Proceeds from calls, prepayments, and maturity of fixed maturities	(39,748)	—
Purchase of fixed maturities	—	84,367
Net sales and purchases of short-term investments	80,822	(328,175)

Net cash from (used in) investing activities	41,074	(243,808)

Decrease in cash and cash equivalents	(243)	(18,654)

Cash and cash equivalents, beginning of period	6,470	20,197

Cash and cash equivalents, end of period	$6,227	$1,543